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                         THE ROBERT MONDAVI CORPORATION
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                           Robert Mondavi Corporation
                                 August 20, 2004
                                Letter to Growers


Memorandum

To:      All RMC Growers

From:    Greg Evans, President and CEO

Date:    August 20, 2004

Re:      Today's Announcement

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Today the Robert Mondavi Corporation issued a press release announcing several important developments. These developments are consistent with our objective of strengthening the Company's competitive position and creating long-term value. They also reflect a pursuit of best practices in corporate governance.

Among the developments announced today are the following:

The Board of Directors has adopted and will recommend to shareholders a plan to recapitalize the Company by eliminating its current dual class stock structure. The Board also authorized the Company to repurchase stock following the unification of the Company's common stock. This plan will not impact operations. In addition, subject to shareholder approval, the Robert Mondavi Corporation will reincorporate in the state of Delaware, where many publicly traded companies are also incorporated. Our reincorporation won't result in a change to our operations, the location of our employees or the way we do business.

Perhaps most relevant to our relationship with you is our announcement that the Company will restructure its operations into two separate lines of business, both operating within the Robert Mondavi Corporation -- one which will focus on the Company's "lifestyle" brands, and the other on its "luxury" brands. We are positioning the Robert Mondavi Corporation for success by structuring it in a way that will allow us to better respond to the changing needs of our marketplace and better meet the demands of wine consumers. By allocating resources for lifestyle brands and luxury brands, we will be able to give greater focus to the different characteristics of these two brand segments and the organization will benefit from the resulting operational efficiencies we will be able to create from the new structure.

Dennis Joyce will take responsibility for the lifestyle wine business in his new role as its Chief Operating Officer. Until we transition into the new organizational structure, Dennis will continue to lead the marketing and sales organization. A search is underway for a leader of the luxury wine business.



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It is important to note that details on how this transition will take plac,e and ultimately how the reorganization will be structured, will be coming in the next several weeks. For the time being, it is business as usual for us and there will be no change in the way we do business with our growers or other business partners.

We look forward to providing you with more details and believe that this change will bring recharged focus to our business.

Thank you for your ongoing support and partnership.



Important Information For Investors And Shareholders





     In connection with the proposed recapitalization plan, The Robert Mondavi Corporation will file a combined proxy statement/prospectus and other relevant documents with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE RECAPITALIZATION PLAN AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE
(707) 251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.





     The Company and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company's shareholders in connection with the proposed recapitalization plan is set forth in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2003 filed with the SEC on September 26, 2003 and proxy statement for its 2003 annual meeting of shareholders filed with the SEC on October 28, 2003. Additional information regarding such persons and a description of their direct and indirect interests in the recapitalization plan will be set forth in the proxy statement/prospectus when it is filed with the SEC.



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